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                                 Exhibit 11.1

                              iOwn Holdings, Inc.
                       Computation of Per Share Earnings
                   (in thousands, except per share amounts)

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



                                                                 Years Ended December 31,
                                                           -------------------------------------
                                                            1997           1998           1999
Net Loss                                                   $(2,363)      $(16,015)      $(45,031)
Dividend accretion on preferred stock                          (70)        (1,326)        (4,803)
                                                           -------       --------       --------
Net Loss attributable to common shareholders               $(2,433)      $(17,341)      $(49,834)
                                                           -------       --------       --------

Weighted average number of common shares
  outstanding                                                1,402          1,487          1,840
                                                           -------       --------       --------

Net loss per share attributable to common
  shareholders - basic and diluted                         $ (1.74)      $ (11.66)      $ (27.08)
                                                           -------       --------       --------
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